Exhibit (r)

POLIWOGG ADVISERS, LLC

POLIWOGG REGENERATIVE MEDICINE FUND, INC.

JOINT CODE OF ETHICS

November 2014

TABLE OF CONTENTS

1.	INTRODUCTION		1

2.	STATEMENT OF PRINCIPLES		1

3.	DEFINITIONS		2

	GENERAL GUIDELINES

4.	INSIDER TRADING		6

	4.1	Insider Trading Defined	6

	4.2	Who Is an Insider?	7

	4.3	What Is Material Information?	7

	4.4	What Is Non-public Information?	8

	4.5	What Is “Trading on the Basis of” Material Non-public Information?	8

	4.6	Contacts with Companies	8

	4.7	Tender Offers	8

	4.8	Penalties for Insider Trading	9

	4.9	Procedures to Prevent Insider Trading	9

	4.10	Expert Network Firms and Paid Research Consultants	11

5.	CHINESE WALL PROCEDURES		12

	5.1	Identification of The Walled-In Individual or Group	12

	5.2	Isolation Of Information	12

	5.3	Trading Activities By Persons Within The Wall	13

	5.4	Termination Of Chinese Wall Procedures	13

6.	RESTRICTED SECURITIES LIST		13

	6.3	Consent to Service on Board of Directors and Creditors’ Committees	15

7.	PERSONAL TRADING		15

	7.1	Introduction	15

	7.2	Preclearance Requirements for Access Person Accounts	16

		Preclearance Requirements for Independent Directors

8.	REPORTS OF PERSONAL TRANSACTIONS (FOR ALL REPORTABLE SECURITIES)		19

	8.1	Submission of Reports by Access Persons	19

	8.2	Submission of Reports by Independent Directors	19

	8.3	Duplicate Monthly Statements and Trade Confirmations	20

	8.4	Determining Whether an Account is an Access Person Account	20

(i)

		Managed Accounts

	8.5	Review and Retention of Reports	20

		Independent Directors

	8.6	Tips for Compliance	21

9.	RESTRICTIONS ON PERSONAL TRADING		21

	9.1	Restricted List	21

		Trades involving Securities of Poliwogg BDC Portfolio Companies

	9.3	Trades by Access Persons Serving on Portfolio Company Boards	22

	9.4	Inside Information	22

		No “Front-Running”

	9.5	Remedial Actions and Disciplinary Sanctions	22

10.	POLITICAL ACTIVITIES AND CONTRIBUTIONS		23

	10.1	Introduction	23

	10.2	Overview	23

	10.3	Political Contributions to Obtain or Retain Business	24

	10.4	Solicitations of Employees on Behalf of Federal, State or Local Candidates or Committees	25

	10.5	Solicitation of Contributions	25

	10.6	Responsibility for Personal Contribution Limits	25

	10.7	Political Activities on Poliwogg Premises and Using Poliwogg Resources	26

	10.8	Requests for Permission to Make Political Contributions	27

	10.9	Indirect Violations	27

	10.10	Periodic Disclosure	28

11.	LOBBYING ACTIVITIES		28

	11.1	Introduction	28

	11.2	Definitions	28

	11.3	Compliance Requirements and Procedures	29

12.	REPORTING ILLEGAL OR SUSPICIOUS ACTIVITY – “WHISTLEBLOWER POLICY”		29

	12.1	Policy	29

	12.2	Procedure	30

	12.3	SEC Whistleblower Program	31

13.	OUTSIDE ACTIVITIES		31

(ii)

14.	GIFTS AND ENTERTAINMENT		33

	14.1	Providing Business Gifts/Courtesies	33

	14.2	Receiving Business Gifts/Courtesies	34

	14.3	Entertainment	34

15.	ADMINISTRATION OF CODE		35

	15.1	Importance of Adherence To Procedures	35

	15.2	Annual Circulation/Certification of Receipt of Code and Amendments	35

	15.3	Reporting of Violation of the Code	35

	15.4	Retention of Records	35

	15.5	Additional Restrictions and Waivers by Poliwogg Adviser and Poliwogg BDC	35

	15.6	Review by the Board of Directors of Poliwogg BDC	36

	15.7	Questions	36

(iii)

LIST OF EXHIBITS

Exhibit A	Request for Pre-Approval of Purchase or Sale of a Reportable Security

Exhibit B	Request for Pre-Approval of Purchase or Sale of a Limited Investment Opportunity

Exhibit C	Initial Holdings Report

Exhibit D	Quarterly Transaction Report

Exhibit E	Annual Holdings Report

Exhibit F	Broker or Other Custodian Duplicate Confirmation Request Form Letter

Exhibit G	Political Contribution Preclearance Form

Exhibit H	Political Contribution Disclosure Form

Exhibit I	Employee Outside Affiliation/Outside Business Form

Exhibit J	Notification of Benefits/Gifts in Excess of $250

Exhibit K	Annual Certification

(iv)

CODE OF ETHICS

1. INTRODUCTION

This Joint Code of Ethics (the “Code”) has been adopted by Poliwogg Regenerative Medicine Fund, Inc. (“Poliwogg BDC”) and its adviser, Poliwogg Advisers, LLC (“Poliwogg Adviser”) (collectively, “Poliwogg”) in order to establish applicable policies, guidelines and procedures that promote ethical practices and conduct by all Employees (as defined below). These policies and procedures are also designed to prevent violations of applicable law including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”).1 All recipients of the Code must read it carefully and should retain a copy for ongoing reference.

As a registered investment company, Poliwogg BDC has a fiduciary duty to its shareholders. As a registered investment adviser, Poliwogg Adviser has a fiduciary duty to Poliwogg BDC. An underlying policy of the Investment Company Act and the Advisers Act is to prohibit any person who is connected with an investment company or an investment adviser of such company from deriving hidden profit from his or her association with such company. The Investment Company Act and the Advisers Act, among other things, prohibit persons affiliated with an investment company and the adviser to such company from engaging in practices that constitute fraud or deceit upon the company or its shareholders. The Investment Company Act and the Advisers Act require Employees to serve Poliwogg BDC with undivided loyalty and to put the interests of Poliwogg BDC and its shareholders first.

Poliwogg requires that all Employees observe the applicable standards of care set forth in these policies and not seek to evade the provisions of this Code in any way, including through indirect acts by family members or other associates.

2. STATEMENT OF PRINCIPLES

Poliwogg’s standards of business conduct as set forth in this Code are based on principles of openness, integrity, honesty and trust. Employees are responsible for upholding these standards and must not take inappropriate advantage of their position. Each Employee is under a duty to exercise his or her authority and responsibility for the primary benefit of Poliwogg BDC, its shareholders and Poliwogg Adviser, and must avoid circumstances or conduct that adversely affect or that appear to adversely affect Poliwogg Adviser or Poliwogg BDC. At all times, Employees must:

•	Place Poliwogg BDC first – As a fiduciary, Poliwogg Adviser must serve in its client’s best interests. In other words, Employees may not benefit at the expense of Poliwogg BDC. This concept is particularly relevant when Access Persons are making personal investments in securities traded by Poliwogg BDC.

[1]	The Code of Ethics is adopted by Poliwogg Adviser and Poliwogg BDC pursuant to and in accordance with the requirements of Rule 206(4)–7 under the Advisers Act and Rule 38a-1 under the Investment Company Act.

•	Engage in personal investing that is in full compliance with this Code of Ethics – Employees must review and abide by this Code’s Personal Securities Transaction and Insider Trading Policies.

•	Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Poliwogg, unless in compliance with the Gift Policy below.

•	Maintain full compliance with the Federal Securities Law – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940.

Questions regarding compliance with applicable Federal Securities Laws may be directed to the CCO. Poliwogg will provide every Employee and each Independent Director of Poliwogg BDC with a copy of the Code. Employees should maintain a copy of this Code in their personal files for ongoing reference. The Code and any amendments are available at all times from the CCO.

3. DEFINITIONS

The capitalized terms below have the given definitions for purposes of this Code:

“Access Person” means:

(A) any officer or director of Poliwogg Adviser;

(B) any Employee (as defined below) who:

(i) has access to nonpublic information regarding Poliwogg BDC’s purchase or sale of Securities, or nonpublic information regarding Poliwogg BDC’s portfolio holdings;

(ii) is involved in making Securities recommendations to Poliwogg BDC; or

(iii) has access to such recommendations that are nonpublic (e.g. certain finance and administrative personnel who regularly have access to trade blotter information and related documentation); and

(C) any person with regular or recurring access to Poliwogg’s offices, systems and/or facilities, pursuant to a consulting, staffing, office-sharing or similar arrangement, such that they could reasonably be expected to have access to nonpublic information.1

[1]	Such persons will be notified when they are considered an Access Person.

“Access Person Account” means:

(A) any personal Securities account held in the name of an Access Person

(B) any personal Securities account held in the name of any Family Member of an Access Person; and

(C) any Securities account of which an Access Person has “Beneficial Ownership”

“Being Considered for Purchase”: A Security is Being Considered for Purchase when a recommendation to purchase the Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act. In general, beneficial ownership means that the person:

(A) Directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares with any other person (i) any pecuniary, financial or other interest in that security, (ii) voting power, which includes the power to vote, or to direct the voting of, that security, or (iii) investment power, which includes the power to dispose, or to direct the disposition, of that security; or

(B) Provides any investment advice regarding that security; or

(C) Has the right to acquire that security within sixty days, through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the exercise of the power to revoke a trust, discretionary account or similar arrangement, (iv) the automatic termination of a trust, discretionary account or similar arrangement, or (v) any other means. Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting that person of Beneficial Ownership of a security as part of a plan or scheme to avoid Beneficial Ownership of that security is nevertheless deemed to have Beneficial Ownership of that security.

The following are examples of situations where an Access Person will be deemed to have a Beneficial Ownership (and therefore the account is an Access Person Account):

•	Securities held directly or indirectly by Access Persons (including securities held for Access Person’s benefit by others such as custodians, brokers, executors, administrators or trustees (including trusts where Access Person has only a remainder interest)

•	Securities held by Access Person’s Family Members

•	Securities held by general or limited partnerships where the Access Person is a general partner

•	Securities held by limited liability companies in which the Access Person is a manager or member

•	Securities held by trusts where either the Access Person or the Access Person’s Family Member has a vested interest in the principal or income of the trust

•	Securities held by a trust where the Access Person is the settlor/grantor of the trust, unless the consent of all the beneficiaries is required in order for the Access Person to revoke the trust.

The definition of “Beneficial Ownership” is complex, and questions regarding whether an Access Person has a beneficial interest in a Security should be directed to the CCO. Any report filed under this Code may state that the report is not to be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Security to which the report relates.

“CCO” means the Chief Compliance Officer of Poliwogg Adviser.

“Compliance Representative” means a Poliwogg Adviser or Poliwogg BDC Employee or consultant engaged primarily in compliance–related matters or otherwise identified and designated by the CCO to perform compliance–related duties on behalf of the firm.

“Employee” means all (i) employees, officers and directors (or other person occupying a similar status or performing similar functions) of Poliwogg Adviser; (ii) all employees, officers and directors (or other person occupying a similar status or similar functions) of Poliwogg BDC, excluding any Independent Directors; and (iii) other persons who provide investment advice on behalf of Poliwogg Adviser and are subject to the supervision and control of Poliwogg Adviser.

“Exchange Act” means the Securities Exchange Act of 1934.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

“Family Member” means the spouse, child, parent, sibling or other relative (whether related by blood, marriage or otherwise) of an Access Person, who either resides with, or is financially dependent upon, the Access Person, or whose investments are controlled by the Access Person. Includes but is not limited to children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and siblings-in-law. The term also includes any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the Access Person, such as a domestic partner or spousal equivalent and any person considered a “significant other.”

“Independent Director” means a Poliwogg BDC Director who is not an interested person of Poliwogg BDC within the meaning of Section 2(a)(19) of the Investment Company Act.

“Initial Public Offering (IPO)” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

“Portfolio Company” means any legal entity in which Poliwogg BDC holds an investment, regardless of whether or not the investment is a Security.

“Private Placement” means an offering that is exempt from registration under the Securities Act pursuant to Sections 4(2) or 4(5) or Rule 504, 505 or 506.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

“Reportable Security” means any Security, except that it does not include the following:

(i) treasury obligations (e.g. T-Bills, Notes and Bonds) or other Securities issued/guaranteed by the U.S. Government, its agencies or instrumentalities (e.g. FNMA, GNMA);

(ii) bankers’ acceptances, bank certificates of deposit or time deposits, commercial paper and other short-term high quality debt instruments with one year or less to maturity (including repurchase agreements);

(iii) shares issued by money market funds;

(iv) shares issued by open-end mutual funds (excluding ETFs);

(v) shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds;

(vi) Security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); and

(vii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.)

“SEC” means the Securities and Exchange Commission.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Securities Act” means the Securities Exchange Act of 1933.

4. INSIDER TRADING

It is unlawful to engage in Insider Trading (as defined below). This means, in general, that no “insider” may (i) purchase or sell a security on the basis of material non-public information or (ii) communicate material non-public information about a company to another person where the communication leads to, or is intended to lead to, a purchase or sale of securities of such company. To educate Employees, more information describing “Insider Trading” and the penalties for such trading is set forth below. Compliance procedures regarding the use of inside information by Employees are also described.

4.1 Insider Trading Defined

The term “Insider Trading” is generally used to refer to (i) a person’s use of material non-public information in connection with transactions in securities and (ii) certain communications of material non-public information.

The laws concerning Insider Trading generally prohibit:

•	The purchase or sale of securities by an insider, on the basis of material non-public information;

•	The purchase or sale of securities by a non-insider, on the basis of material non-public information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

•	The communication of material non-public information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities. This is known as “tipping,” which is a violation of the insider trading laws, even if the “tipper” did not personally benefit.

4.2 Who Is an Insider?

The concept of “insider” is broad. It generally includes officers, directors, partners, employees and controlling shareholders of a company or other entity. In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes. A temporary insider can include, among others, an entity’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty. Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity’s representative in a manner which the analyst knows or should know to be a breach of that representative’s duties to the entity, the analyst may become a temporary insider.

4.3 What Is Material Information?

Trading on the basis of inside information is not a basis for liability unless the information is “material.” Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments. Material information does not have to relate to a company’s business; it can be significant market information. For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.1

[1]	Among other things, the following types of information are generally regarded as “material”: (i) dividend or earnings announcements, (ii) write–downs or write–offs of assets, (iii) additions to reserves for bad debts or contingent liabilities, (iv) expansion or curtailment of company or major division operations, (v) merger, joint venture announcements, (vi) new product/service/marketing announcements, (vii) new supplier/manufacturing/production announcements, (viii) material charge/impairment announcements, (ix) senior management changes, (x) changes in control, (xi) material restatement of previously issued financial statements, (xii) discovery or research developments, (xiii) criminal indictments and civil and government investigations, litigations and/or settlements, (xiv) pending labor disputes, (xv) debt service or liquidity problems, (xvi) bankruptcy or insolvency problems, (xvii) tender offers, stock repurchase plans, etc., and (xviii) recapitalizations.

4.4 What Is Non-public Information?

Information is non-public unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public. Information remains non-public until a reasonable time elapses after it is disseminated. While no specific rule exists, generally trading 24 hours after the public dissemination of information would not be prohibited (though the wait period may be shorter when a press release is involved). Market rumors are not considered public information.

4.5 What Is “Trading on the Basis of” Material Non-public Information?

Generally, a purchase or sale of a security is made “on the basis of” material non-public information about that security or issuer if the person making the purchase or sale was aware of the material non-public information when the person made the purchase of sale.

4.6 Contacts with Companies

From time to time, Employees may meet with members of senior management at portfolio companies, or prospective portfolio companies. Poliwogg Adviser may make investment decisions on the basis of the firm’s conclusions formed through such contacts and analysis of publicly–available information regarding foreign and U.S. companies. Difficult legal issues arise when, in the course of these contacts, an Employee becomes aware of material, nonpublic information about those companies. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an Employee, a broker or a securities analyst, or if an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Employees should immediately contact the CCO if he or she believes that he or she may have received material, nonpublic information about a company as a result.

4.7 Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

4.8 Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

•	Civil injunctions;

•	Disgorgement of profits;

•	Jail sentences;

•	Fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

•	Fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, upon discovering a violation of this policy, Poliwogg may impose such sanctions as it deems appropriate against the Employee involved. Given the serious nature of these matters, sanctions will most likely include one or more of the following: reduction of an Employee’s discretionary bonus or bonus opportunity to reflect disgorgement of profits or fines, suspension of trading for an appropriate period of time and, if the facts support such action (i.e., no reasonable explanation or mitigating factors exist), appropriate personnel action, which may include termination of employment and reporting of the matter to the legal or regulatory authorities as appropriate.

4.9 Procedures to Prevent Insider Trading

The following procedures have been established to assist Employees in avoiding insider trading, and to aid Poliwogg in preventing, detecting and imposing sanctions for insider trading.

4.9.1 Identifying Inside Information

Before trading in the securities of a company about which they may have potential inside information, Employees should ask themselves the following questions:

•	Is the information material? Is this information that an investor would consider important in making his or her investment decisions (e.g., whether the investor should buy, sell or hold a security)? Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, Bloomberg or other publications of general circulation? Remember that information that has been communicated to a relatively large group of sophisticated investors does not by itself mean that the information is public (e.g., large group of potential bank debt investors during an invitation only meeting).

4.9.2 Restricting Access to Material and Nonpublic Information

Care should be taken so that material, nonpublic information is secure. For example, files containing material and nonpublic information should be sealed or locked; access to computer files containing material and nonpublic information should be restricted. As a general matter, materials containing such information should not be removed from the firm’s premises and, if they are, appropriate measures should be maintained to protect the materials from loss or disclosure. Among other things, Employees should:

•	distribute materials containing material, nonpublic information only on a “need–to–know” basis;

•	take care so that telephone conversations cannot be overheard when discussing matters involving material, nonpublic information (e.g., speaker telephones should generally be used in a way so that outsiders who might be in Poliwogg’s offices are not inadvertently exposed to this information);

•	limit access to offices and conference rooms when these rooms contain material, nonpublic information; and

•	not leave materials containing material nonpublic information displayed on the computer viewing screen when they leave their computers unattended.

4.9.3 Determination of Materiality

Given the unique asset classes and sophisticated instruments in which Poliwogg Adviser typically invests, Employees often receive detailed information about an issuer that may not be otherwise readily available to the investing public. The issue of “materiality” and the ultimate determination as to whether the information provided rises to the level of “inside information” should not be made independently by an Employee. Rather, the individual should contact the CCO (or Compliance Representative) so that an analysis may be performed and an informed determination may be made. Unless otherwise determined by the CCO (or a Compliance Representative) in consultation with investment staff and outside legal counsel, as appropriate, information received about an issuer that is not readily available to the investing public shall be deemed to be and treated as material.

4.10 Expert Network Firms and Paid Research Consultants

Expert network firms connect industry experts with investment managers in order to research targeted industries, purportedly providing professional investment research. The industry experts, often referred to as “consultants,” are typically employees who provide information and data regarding their employer.

While it is permissible to utilize consultants as part of the research process, Poliwogg Adviser must be particularly sensitive about the information that these consultants provide. Accordingly, Poliwogg Adviser has adopted the following procedures with which all Employees must comply in connection with their contact and interaction with paid consultants:

•	Prior to the commencement of a phone call or meeting with a paid consultant where it is anticipated that substantive information will be discussed, the Employee must inform such consultant that:

•	Poliwogg invests in public and private securities and debt markets,

•	the purpose of speaking with such consultant is to obtain his/her independent insight as it relates to a particular industry, sector or company, and

•	such consultant should not share any material nonpublic information or confidential information that he/she may have a duty to keep confidential or that he/she otherwise should not disclose.

•	The Employee should also confirm with such consultant that he/she will not be violating any agreement, duty or obligation such consultant may have with any employer or other institution.

•	In the event that an Employee learns or has reason to suspect that the Employee has been provided with confidential or material nonpublic information from a consultant, the Employee must immediately contact the CCO (or a Compliance Representative) prior to either communicating such confidential or material nonpublic information to anyone else, or making any investment or trading decisions.

In the event Poliwogg Adviser engages an expert network firm, the following procedures will apply:

•	Prior to utilizing the expert network firm, Poliwogg Adviser will perform adequate due diligence on the firm, which would include reviewing any insider trading controls in place at the firm; and

•	The CCO must review the terms of any agreement with the expert network firm. Such an agreement will include an explicit statement that Poliwogg Adviser does not wish to receive any material non-public information through the use of the firm.

Agreements with paid research consultants and expert network firms may be signed only by a member of Senior Management, after consultation with, and approval by, the CCO. Depending on the facts and circumstances, the CCO may impose other conditions on the engagement of consultants or on the conduct of the engagement, including, but not limited to, the participation of the CCO and/or a Compliance Representative on any phone calls or in any correspondence between the consultant and any Employee.

5. CHINESE WALL PROCEDURES

The SEC has long recognized that procedures designed to isolate material non-public information to specific individuals or groups can be a legitimate means of curtailing attribution of knowledge of this inside information to an entire company. These types of procedures are known as Chinese Wall procedures. In those situations where Poliwogg Adviser believes inside information can be isolated, the following Chinese Wall procedures would apply. These Chinese Wall procedures are designed to “quarantine” or “isolate” the individuals or select group of persons within the Chinese Wall.

5.1 Identification of The Walled-In Individual or Group

The persons subject to the Chinese Wall procedures will be identified by name or group designation. If the Chinese Wall procedures are applicable simply because of someone serving on a Board of Directors of a public company in a personal capacity, the Chinese Wall likely will apply exclusively to that individual, although in certain circumstances expanding the wall may be appropriate. Determination of the breadth of the Chinese Wall is fact-specific and must be made by the CCO. Therefore, as noted above, it is important for Employees to advise the CCO if they come into possession of material non-public information.

5.2 Isolation Of Information

Fundamental to the concept of a Chinese Wall is that the inside information be effectively quarantined to the walled-in group. The two basic procedures that must be followed to accomplish this are as follows: restrictions on communications and restrictions on access to information.

5.2.1 Restrictions on Communications

Communications regarding the inside information of the subject company should only be held with persons within the walled-in group on a need-to-know basis or with the CCO. Communications should be discreet and should not be held in the halls or on cellular phones. In some cases using code names for the subject company as a precautionary measure may be appropriate. If persons outside of the group are aware of an Employee’s access to information and ask the Employee about the target company, the Employee should simply tell such persons that he or she is not at liberty to discuss it. On occasion, discussing the matter with someone at Poliwogg Adviser outside of the group may be desirable. However, no such communications should be held without first receiving the prior clearance of the CCO. In such case, the person outside of the group thereby will be designated as “inside the wall” and will be subject to all Chinese Wall restrictions in this policy.

5.2.2 Restrictions on Access to Information

The files, computers, and offices where confidential information is physically stored generally should be made inaccessible to persons not within the walled-in group. In certain circumstances, adequate physical segregation of the group exists, whereby access would be very limited. However, in other cases with less physical segregation between the group and others, additional precautionary measures should be taken to ensure that any confidential non-public information is kept in files that are secure and not generally accessible.

5.3 Trading Activities By Persons Within The Wall

Persons within the Chinese Wall are prohibited from buying or selling securities in the subject company, whether on behalf of Poliwogg Adviser, Poliwogg BDC or in personal transactions.

5.4 Termination Of Chinese Wall Procedures

When the information has been publicly disseminated and a reasonable time has elapsed, or if the information has become stale, the Chinese Wall procedures with respect to the information generally can be eliminated. The person who contacted the CCO to have the Chinese Wall established must notify the CCO when the Chinese Wall can be terminated. This is particularly true if the information was received in an isolated circumstance. However, persons who by reason of an ongoing relationship or position with the company are exposed more frequently to the receipt of such information (e.g., being a member of the Board of Directors or on a Creditors’ Committee) would be subject ordinarily to the Chinese Wall procedures on a continuing basis and may be permitted to trade only during certain “window periods” when the company permits such “access” persons to trade.

6. RESTRICTED SECURITIES LIST

The Restricted List includes securities for foreign and domestic public reporting companies where Employees serve as directors, board observers, officers, or members of official creditors’ committee, where Employees have material non-public information or have an agreement or arrangement to maintain information as confidential. Once a company is placed on the restricted securities list, any purchase or sale specified on the list by an Access Person Account or on behalf of Poliwogg BDC must be cleared with the CCO.

The information that a particular issuer or Security has been placed on the Restricted List is itself sensitive and confidential. The contents of the Restricted List should never be communicated to persons outside of Poliwogg except in the limited circumstances in which the CCO or a Compliance Representative has determined that it is necessary and appropriate to disclose such information for bona fide business purposes. Poliwogg Adviser may place an issuer on the Restricted List at any time without prior notice to Access Persons. Therefore, Access Person Accounts which obtain Securities of an issuer that is later placed on the Restricted List may be “frozen in,” or prohibited from disposing of such Securities, until such time as the issuer has been removed from the Restricted List.

6.1 Securities

The name of an issuer or Security could be placed on the Restricted List for many reasons, including when:

•	Poliwogg BDC purchases a Security of a particular issuer or such Security or issuer is Being Considered for Purchase;

•	Poliwogg Adviser enters into a confidentiality agreement with or relating to an issuer;

•	Poliwogg Adviser becomes bound by a fiduciary obligation or other duty (for example, because an Employee has become a board member of a Portfolio Company);

•	an Employee becomes aware of (or is likely to become aware of) material, nonpublic information about a Security or issuer; or

•	Poliwogg Adviser, as determined by the CCO or a Compliance Representative, has determined to include an issuer to avoid the appearance of impropriety so as to protect the firm’s reputation for integrity and ethical conduct.

6.2 Procedures

The CCO or a Compliance Representative maintains and updates the Restricted List. It is the responsibility of Employees, however, to ensure that the Restricted List is accurate.

•	Additions: Employees who become aware of any of the circumstances set forth above, or who for any other reason believe an issuer or Security should be added to the Restricted List, should immediately notify the CCO or a Compliance Representative in order to ensure that the Restricted List is updated.

•	Deletions: When the circumstances set forth above no longer exist, or Poliwogg is no longer bound by the obligations giving rise to the inclusion of an issuer or Security on the Restricted List, Employees should notify the CCO or a Compliance Representative so that the name of the issuer or Security can be promptly removed from the Restricted List.

•	Changes: From time to time, the CCO or a Compliance Representative will update the Restricted List. Access Persons are responsible for checking the Restricted List in all cases before engaging in any securities trade for an Access Person Account.

6.3 Consent to Service on Board of Directors and Creditors’ Committees

To monitor situations where material non-public information may become available by reason of a board position, Employees are required to obtain consent from the CCO for accepting positions on boards of directors whether as part of Poliwogg Adviser duties or in a personal capacity. Similarly, consent is required for Employees to sit on creditors’ committees.

7. PERSONAL TRADING PRECLEARANCE REQUIREMENTS

7.1 Introduction

The policies and procedures set forth herein are to advise Access Persons of their ethical and legal responsibilities with respect to Securities transactions involving (i) possible conflicts of interest with Poliwogg BDC and (ii) the possession and use of material, nonpublic information. It is a violation of the Code for any Access Person to use their knowledge concerning a trade, pending trade, or contemplated trade or investment by Poliwogg BDC to profit personally, directly or indirectly, as a result of such transaction, including by purchasing or selling such Securities.

7.2 Exemptions for Certain Access Person Accounts

If an Access Person certifies in writing that (i) the certifying Access Person does not influence the investment decisions for any specified Access Person Account and (ii) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying Access Person has provided, the CCO may, in his or her discretion, determine that such an account is not an Access Person Account and that purchases and sales of Securities for such account are not subject to the pre-clearance requirements of this Code set forth below. In addition, written verification by the third party involved in the management of the account may also be required in certain circumstances. If the Access Person has any role in the managing the account, then this exception does not apply.

Reportable Securities held or traded in an excepted account are nonetheless required to be included in the Access Person’s initial, annual and quarterly reports. Any actual or appearance of a conflict of interest in the trading in the Access Person’s excepted accounts may render these accounts subject to all of the provisions of this Code.

7.3 Preclearance Requirements for Access Person Accounts

Unless subject to one of the exceptions set forth below in Section 7.5 below, Access Persons may not invest in any Reportable Security (including hedge funds and other private investment vehicles) without the prior written consent of the CCO. This pre-approval requirement applies to any Access Person Account. This pre-clearance is intended to protect both Poliwogg and its Access Persons from even the appearance of impropriety with respect to any personal transactions. Where such Access Person is the CCO, the prior written approval of the Poliwogg BDC CCO must be obtained.

If an Access Person has any doubt as to whether the pre-clearance requirement applies to a particular security, such Access Person should check with the CCO before entering into that transaction.

The pre-clearance requirement is satisfied by completing the appropriate pre-clearance form. The Request for Pre-approval of Purchase or Sale of Reportable Securities Form (attached as Exhibit A) is to be used in most cases, with the exception of investments in Limited Offerings or IPOs, which requires completion of the Request for Pre-approval of Purchase or Sale of a Limited Investment Opportunity Form (attached as Exhibit B, the “Limited Investment Opportunity Form”). Poliwogg will treat the pre-clearance process as Confidential Information and will not disclose this information except as required by law or for appropriate business purposes, and Access Persons must do the same with respect to approvals or denials of any request for pre-clearance.

As part of the pre-clearance process, each Access Person wishing to buy or sell a Reportable Security for an Access Person Account must first confirm that he or she is not in receipt of any material non-public information (i.e., “inside information”) that would affect the price of that security. Pre-clearance is not automatically granted for every trade.

Approval of a trade in a Personal Account means that, to the best of the Chief Compliance Officer’s knowledge:

•	The security is not then Being Considered for Purchase by Poliwogg Adviser for Poliwogg BDC.

•	The security is not in the process of being purchased or sold for Poliwogg BDC, unless such purchases or sales have been substantially completed.

•	The security was not purchased by Poliwogg BDC within 7 calendar days prior to the purchase by the Access Person Account.

Pre-clearance for any trade is valid only for one business day. Therefore all trades must be executed on the same day pre-cleared. If an Access Person does not execute a trade on the day he or she received pre-clearance, he or she must pre-clear the trade again on the business day on which he or she wishes to execute.

All Reportable Securities purchased or sold pursuant to this pre-clearance procedure must be reported on quarterly transaction reports (see below).

The CCO (or a Compliance Representative) will review and approve or decline the trade request(s) within a reasonable period of time after receipt of such requests, and retain a written record of all inquiries received, and of the response given, and a copy of each response will be provided to the requestor. The failure of the CCO (or a Compliance Representative) to provide a response in a timely manner is not deemed to be an approval of such request.

7.4 Limited Investment Opportunities

When an Access Person intends to effect a transaction that is an investment in a Limited Offering (e.g., a private placement, limited partnership (including hedge funds)), an initial public offering (an “IPO”) or any thinly traded public security (each, a “Limited Investment Opportunity”), the Access Person must complete the Limited Investment Opportunity Form (attached as Exhibit B) and, through the Form, bring the Limited Investment Opportunity to the attention of the CCO, to allow him or her to determine if the Limited Investment Opportunity should be offered to Poliwogg BDC.

The date on which the Limited Investment Opportunity Form is completed will generally be considered to be the trade date. However, in many cases, the trade date may not have been established by the issuer or seller of the Limited Offering or IPO at the time the trade is initiated. The Access Person should then indicate that the trade date will be the date on which the seller or issuer finalizes the trade. As long as the Limited Investment Opportunity Form is completed within 15 days prior to the closing date of the transaction, the Access Person will be considered to be in compliance with this Code. This is also the case if an Access Person is the seller of a security originally purchased by such Access Person in a Limited Investment Opportunity such as a Limited Offering.

7.5 Exceptions to the Pre-Clearance Requirements

Access Persons do not need to pre-clear a purchase or sale of the following types of investments. However, none of the transactions listed below are exempt from the periodic reporting requirements discussed in Section 8 below.

•	Blue Chip Companies. Purchases or sales which (A) involve less than $50,000 of the Securities of a company listed on a national securities exchange or traded over the counter; and (B) have a market capitalization exceeding $250 million.

•	Major Blue Chip Companies II. Publicly traded equity Securities having a market capitalization in excess of $1.0 billion.

•	Fixed Income Securities. Publicly traded non-convertible fixed income securities rated at least “A”.

•	Non-Volitional Transactions. The pre-clearance requirements do not apply to transactions as to which an Access Person does not exercise investment discretion at the time of the transaction. For example, if a security owned by an Access Person is called by the issuer of that security, the transaction does not have to be pre-cleared and the security may be delivered without pre-clearance. Similarly, if an option written by an Access Person is exercised, then the stock may be delivered pursuant to that option without pre-clearing the transaction. However, if it is necessary to purchase securities in order to deliver them, the purchase of the securities must be pre-cleared. If the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require pre-clearance.

•	Automated Investment Plans. Purchases that are part of an established periodic Automated Investment Plan do not have to be pre-cleared, but participation in the plan should be pre-cleared prior to the first purchase. If an Access’s spouse participates in such a plan at his or her place of employment, the Access Person must pre-clear participation in the plan upon commencement of employment, or upon the spouse’s commencement of participation in the plan.

•	401K Plans. Standing orders for retirement plans, provided that prior clearance is obtained before an Access Person starts, increases, decreases or stops direct debits/standing orders for retirement plans. Lump sum investments in or withdrawals from such plans must be pre-cleared on a case-by-case basis and are subject to trading restrictions.

•	Gifts. The acquisition of Reportable Securities by gift, inheritance or disposition of securities by gift to charitable organizations.

•	Tender Offers. Tendering shares pursuant to a public tender offer is subject to special rules. If the tender offer is for 100% of the outstanding shares of a particular class, pre-clearance is not required with respect to securities of that class. If the tender offer is for less than 100% of the outstanding shares of a particular class, pre-clearance is required.

8. REPORTS OF PERSONAL TRANSACTIONS

(FOR ALL REPORTABLE SECURITIES)

8.1 Submission of Reports by Access Persons.

In order for Poliwogg Adviser to monitor compliance with this Code, each Access Person shall submit, or shall cause to be submitted, to the CCO the following reports. These reporting requirements apply for all Access Person Accounts as well.

8.1.1 Initial Holdings Report. At the time of hiring, but in no case later than ten (10) days from the date of commencement of employment or appointment to the Board (or other engagement or arrangement) with Poliwogg, every new Access Person shall submit to the CCO a complete and accurate Initial Holdings Report in the form attached hereto as Exhibit C (with information current as of a date no more than 45 days prior to the person becomes an Access Person). The Initial Holdings Report includes all Reportable Securities and Access Person Accounts of such Access Person.

8.1.2 Quarterly Transaction Reports. Each Access Person must submit Quarterly Transactions Reports in the form attached as Exhibit D within 30 days of each calendar quarter end. Each Access Person must file a Quarterly Transaction Report even if such person made no purchases or sales of Reportable Securities during the period covered by the report.

8.1.3 Annual Holdings Report. Each Access Person shall submit a complete and accurate Annual Holdings Report in the form attached hereto as Exhibit E. The Annual Holdings Report is due by February 1st of each year and the information in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted. At a minimum, the Annual Holdings Report must contain the same information as required in the Initial Holdings Report.

8.2 Submission of Reports by Independent Directors.

Independent Directors are not required to make an Initial Holdings Report or Annual Holdings Report. However, an Independent Director is required to submit a Quarterly Transaction Report to the CCO of any Personal Securities Trade in a Reportable Security if, at the time of the trade, the Independent Director knew, or in the course of fulfilling his or her duties as a director, would have known that during the fifteen (15) day period immediately preceding or after the date of the transaction, Poliwogg BDC purchased or sold the Security or the Security was Being Considered for Purchase by Poliwogg BDC

The Quarterly Transaction Report shall include any transaction effected by the Independent Director in his or her personal brokerage accounts and in brokerage accounts of any Family Members. The Quarterly Transaction Report shall not include brokerage accounts where the Independent Director has no direct or indirect influence or control.

8.3 Duplicate Monthly Statements and Trade Confirmations

In lieu of listing transactions on the Quarterly Transaction Report and listing every holding on the Annual Holding Report, Access Persons may arrange for a broker, dealer, bank or other third party service provider to promptly send to the CCO duplicate monthly account statements and trade confirmations for all Personal Securities Trades, provided that such statement(s) and/or confirmation(s) contain all holdings and/or transactions in Reportable Securities. Poliwogg may require Access Persons to provide statements, reports and confirmations regarding Personal Securities Trade via a third-party service provider in order to facilitate compliance with the trading restrictions and reporting requirements set forth in this Code. A form of letter requesting copies of duplicate statements and confirmations is attached as Exhibit F.

8.4 Determining Whether an Account is an Access Person Account

In most cases, determining whether an Access Person or his or her Family Member has Beneficial Ownership of the Reportable Securities held in an account (which would make such account an Access Person Account for purposes hereof) is a straight-forward process. It is, however, important to note that, in some cases, an owner of an equity interest in an entity may be charged with Beneficial Ownership of the assets of that entity. In general, equity holders are not deemed to have Beneficial Ownership of Securities held by an entity that is not “controlled” by them or in which they do not have or share investment control over the entity’s portfolio. Because the determination of whether an equity holder controls an entity or its investment decisions can be complicated, Access Persons are encouraged to seek guidance from the CCO. To the extent such guidance is not sought, any failure by an Access Person to properly identify all Access Person Accounts will be treated as a violation of the Code.

8.5 Review and Retention of Reports

The CCO shall review each duplicate confirmation, transaction report and holding report. The CCO’s review of transactions reports and holdings reports shall include at least the following items, where appropriate:

•	an assessment of whether the reporting person followed all procedures required by this Code;

•	compare the personal trading to any insider-trading restricted lists;

•	assess whether the reporting person is trading for his/her own account in the same securities which Poliwogg Adviser is trading for Poliwogg BDC, and if so, whether Poliwogg BDC received terms as favorable as the reporting person took for himself/herself;

•	periodically analyze the reporting person’s trading for patterns that may indicate abuse;

•	for Access Persons making investment decisions on behalf of Poliwogg BDC, investigate any substantial disparities between the quality of performance the reporting person achieves for his/her own account and that he/she achieves for Poliwogg BDC; and

•	for Access Persons making investment decisions on behalf of Poliwogg BDC, investigate any substantial disparities between the percentage of trades that are profitable when the reporting person trades for his/her own account and the percentage that are profitable when he/she makes investment decisions for Poliwogg BDC.

8.6 Tips for Compliance

•	Access Persons do not have Beneficial Ownership of an account simply by acting as a trustee or executor of that account (unless the Access Person has a vested interest in the account).

•	Options always are deemed reportable, even if the underlying security is not reportable.

•	529 Plans are not deemed Reportable Securities. As such, Access Persons do not need to provide copies of their 529 Plan Statements, nor do they need to report any 529 Plan transactions on the Quarterly and Annual Reports.

•	All transactions and holdings in and of Reportable Securities must be reported, even if the Reportable Security is not held in a brokerage account.

•	Transactions in Poliwogg BDC Securities are reportable.

9. RESTRICTIONS ON PERSONAL TRADING

9.1 Restricted List

No Access Person or an Access Person Account may make a Personal Securities Trade in the Securities of an issuer listed on the firm’s Restricted List.

9.2 Trading Restrictions for Independent Directors

No Independent Director may purchase or sell any Reportable Security which, to the Independent Director’s knowledge at the time, is Being Considered for Purchaser or is being purchased by Poliwogg BDC. This prohibition shall not apply to Exempted Transactions set forth in Section 7.5 above.

9.3 Trades by Access Persons Serving on Portfolio Company Boards

Companies for which Access Persons serve on the board of directors may permit members of its board of directors to purchase or sell stock based on a predetermined schedule (such as a Rule 10b5–1 Plan1) that is approved by the company (“Predetermined Schedule”). Personal Securities Trades in accordance with a Predetermined Schedule by Access Persons who serve on the board of directors of such companies are exempt from the restriction against trading in Securities added to the Restricted List after the adoption of the Predetermined Schedule; however such Predetermined Schedules are subject to the prior notice to the CCO.

9.4 Inside Information

Access Persons may not make Personal Securities Trades or recommend a Securities trade for Poliwogg BDC in the Securities of an issuer while in possession of material, nonpublic information regarding that issuer, and may not communicate such information to others except in the course of the rightful performance of their job responsibilities for the Firm.

9.5 Remedial Actions and Disciplinary Sanctions

Initially, upon discovering a violation of these personal trading policies, Poliwogg Adviser shall take any remedial steps it deems necessary and appropriate to address or remedy the matter (e.g., a trade reversal). Following appropriate corrective efforts, Poliwogg Adviser’s CCO in consultation with Senior Management may impose sanctions if, after consideration of all of the facts and circumstances considered, such action is deemed appropriate. The magnitude of the sanctions will vary with the severity of the violation. Repeat offenses will likely merit more severe sanctions. Violations of this policy include, but are not limited to, the following:

•	execution of a Personal Securities Trade in a Security on the Restricted List;

•	failure to timely disclose the opening or existence of an Access Person Account;

•	execution of a Personal Securities Trade involving an IPO or Private Placement without securing the approval of the CCO; and

•	failure to timely complete and return periodic certifications and acknowledgments.

[1]	A Rule 10b5–1 plan is a written plan for trading Securities that is designed in accordance with Rule 10b5–1(c). Any person executing pre–planned transactions pursuant to a Rule 10b5–1 plan that was established in good faith at a time when that person was unaware of material nonpublic information has an affirmative defense against accusations of insider trading, even if actual trades made pursuant to the plan are executed at a time when the individual may be aware of material nonpublic information.

10. POLITICAL ACTIVITIES AND CONTRIBUTIONS

10.1 Introduction

In the United States, both federal and state laws impose limitations, and in some cases restrictions, on certain kinds of political contributions and activities. These laws apply not only to U.S. citizens, but also to foreign nationals and both U.S. and foreign corporations and other institutions. Accordingly, Poliwogg has adopted policies and procedures concerning political contributions and activities regarding federal, state, and local candidates, officials and political parties.

These policies regarding activities and political contributions apply to Poliwogg and all Employees. Failure to comply with these policies could result in civil or criminal penalties for Poliwogg Adviser and the individuals involved.

These policies are intended solely to comply with these laws and regulations and to avoid any appearance of impropriety. These policies are not intended to otherwise interfere with an individual’s right to participate in the political process.

10.2 Overview

The following summarizes the key elements of Poliwogg’s policies on political activities and contributions. Each Employee is responsible for being familiar and complying with the policies that follow this summary. Because there are significant and materially detrimental consequences to Poliwogg’s business (including but not limited to the possible forfeiture of management fees for multiple years) if Poliwogg Adviser and its Employees fail to observe a number of complex rules relating to political contributions (directly or through family members), no Employee should engage in any form of political donation without express prior consultation with and authorization by the CCO.

If an Employee has any questions about political contributions or activities, he or she should contact CCO.

•	Neither Poliwogg Adviser nor anyone working on behalf of Poliwogg Adviser may solicit[1] or make a political contribution[2] for the purpose of assisting Poliwogg Adviser in obtaining or retaining business.

[1]	Solicitation of contributions encompasses any fundraising activity on behalf of a candidate, campaign or political organization, including direct solicitation, hosting of events and/or aggregating, coordinating or “bundling” the contributions of others.
[2]	Contributions include cash, checks, gifts, subscriptions, loans, advances, deposits of money, “in kind” contributions (e.g., the provision of free professional services) or anything else of value provided for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election.

•	Poliwogg Adviser’s facilities (e.g., meeting spaces, reproduction equipment, computers) should not be used for political purposes.

•	Contributions by Poliwogg Adviser – Federal law prohibits political contributions by Poliwogg Adviser (or in Poliwogg Adviser’s name) in support of candidates for federal office. While some states do allow such contributions, legal restrictions on corporate donations to state and local candidates apply, so any Poliwogg Adviser contributions must be approved, in writing, by the CCO who will maintain a copy.

•	Contributions by Employees – The SEC and certain states have adopted “pay to play” restrictions that have the effect of severely limiting how political contributions can be made by Employees. Accordingly, all Employees must obtain pre-clearance from the CCO for any contributions to federal, state and local political officials or candidates, or for any fund raising activities on behalf of such officials or candidates. This includes contributions of property as well as cash, and contributions related to travel, personal, transition or inaugural expenses. These restrictions may also, in certain circumstances, apply to an Employee’s spouse or civil union partner or an entity “controlled” by the Employee (collectively, “Employee Affiliates”).

•	Use of Poliwogg Adviser’s name (even in biographical or professional descriptors) is prohibited in connection with explicit political activities of individuals unless required by law or permission has been granted by the CCO.

•	Political contributions to U.S. candidates by persons who are not U.S. citizens or permanent resident aliens (“foreign nationals”) or by foreign businesses are prohibited by law.

•	Each individual is responsible for remaining within federal, state, and local contribution limits on political contributions and adhering to applicable contribution reporting requirements.

•	Use of Poliwogg Adviser’s address on political contributions should be avoided unless required by law.

10.3 Political Contributions to Obtain or Retain Business

All Employees are prohibited from making or soliciting political contributions where the purpose is to assist Poliwogg Adviser in obtaining or retaining business.

10.4 Solicitations of Employees on Behalf of Federal, State or Local Candidates or Committees

No Employee shall apply pressure, direct or implied, on any other Employee that infringes upon an individual’s right to decide whether, to whom, in what capacity, or in what amount or extent, to engage in political activities.

10.5 Solicitation of Contributions

All Employees must comply with the following procedure when soliciting political contributions to candidates, party committees or political committees. Solicitations or invitations to fundraisers must:

•	Originate from the individual’s home address;

•	Make clear that the solicitation is not sponsored by Poliwogg; and

•	Make clear that the contribution is voluntary on the part of the person being solicited.

All Employees are prohibited from:

•	Making political solicitations under the auspices of Poliwogg Adviser, unless authorized in writing by the CCO who will maintain a copy. Use of Poliwogg letterhead is prohibited;

•	Causing Poliwogg to incur additional expenses by using its resources for political solicitations, such as postage;

•	Reimbursing others for political contributions;

•	Using Poliwogg Adviser’s name (even in biographical or professional descriptors) in connection with explicit political activities of individuals unless required by law or permission has been granted by CCO; and

•	Doing indirectly or through another person anything prohibited by these policies and procedures.

10.6 Responsibility for Personal Contribution Limits

Federal law and the laws of many states and localities establish contribution limits for individuals and political committees. Knowing and remaining within those limits is each Employee’s responsibility. In some jurisdictions, contribution limits apply to the aggregate of all of the Employee contributions within the jurisdiction.

10.7 Political Activities on Poliwogg Premises and Using Poliwogg Resources

10.7.1 Federal, State, and Local Elections

All Employees are prohibited from:

•	Causing Poliwogg to incur additional expenses by using Poliwogg resources for political activities, including expenditures such as the use of photocopier paper for political flyers, or Poliwogg-provided refreshments at a political event, subject to some exceptions as described below; and

•	Directing subordinates to participate in federal, state, and/or local fundraising or other political activities, except where those subordinates have voluntarily agreed to participate in such activities.

10.7.2 On Premises Activities Relating to Federal Elections

Federal law and Poliwogg policy allow individuals to engage in limited personal, volunteer political activities on company premises on behalf of a federal candidate. Such activities are permitted if and only if:

•	The political activities are isolated and incidental (they may not exceed 1 hour per week or 4 hours per month);

•	The activities do not prevent the individual from completing normal work and do not interfere with Poliwogg’s normal activity;

•	The activities do not raise the overhead of Poliwogg (e.g., using firm facilities that result in long distance phone charges, facsimile charges, postage or delivery charges, etc.); and

•	The activities do not involve services performed by other Employees (secretaries, assistants, or other subordinates) unless the other Employees are voluntarily engaging in the political activities in question.

10.7.3 Volunteers Who Are of Subordinate Rank

Any Employee considering the use of the services of a subordinate employee (whether or not in the same reporting line) for political activities must inform the subordinate that his or her participation is strictly voluntary and that he or she may decline to participate without risk of retaliation or any adverse job action.

10.7.4 On Premises Activities Relating to State and Local Elections

The laws and limitations on corporate political contributions and activities vary significantly from state to state. In general, the guidelines and policies set forth above for activities related to federal elections should be followed. Any questions should be directed to the CCO.

10.8 Requests for Permission to Make Political Contributions

Any Employee and his or her Employee Affiliates wishing to make a contribution to any federal, state, county, or local political campaign, candidate or officeholder, or any political organizations (e.g., political party committee, political action committee), must submit a contribution request to the CCO, and such submission shall include all pertinent information related to the proposed contribution, including, but not limited to, the individual wishing to contribute1, amount of the contribution, the name of the intended recipient, the nature of the recipient’s candidacy, whether the proposed recipient holds an existing political office (whether local, state or federal), and whether the Employee (or Employee Affiliate, where applicable)) is legally entitled to vote for the proposed recipient. A sample political contribution pre-approval request form is attached as Exhibit G.

Because of the serious nature of the sanctions applicable to a pay to play violation, requests to make contributions to candidates seeking election to state and local offices generally will not be approved. In select instances, the CCO may grant an exception to this policy. Those instances may include situations where the Employee is legally entitled to vote for the candidate, in which case the request may be approved up to $350, where the Employee is not legally entitled to vote for the candidate but the contribution is $150 or less, where an Employee Affiliate has an independent basis for the contribution, or where it is clear that a proposed contribution to a state or local official is not only lawful, but clear of potential conflicts. In all instances, such exceptions will be logged, documented and preserved pursuant to applicable recordkeeping requirements.

The Firm expects that every Employee will explain the importance of compliance with this policy to his/her Employee Affiliates, and ensure their clear understanding of the obligation to follow these requirements. Moreover, the applicable laws in this area are complex and a trap for the unwary. No Employee should attempt to decide for him or herself whether a contribution is prohibited or permissible. Employees are responsible for complying with and tracking their own political contribution limits.

10.9 Indirect Violations

The pay to play laws also prohibit actions taken indirectly that Poliwogg or its Employees could not take directly without violating the law. For example, it is improper and unlawful to provide funds to a third party (such as a consultant or attorney) with the understanding that the third party will use such funds to make an otherwise prohibited contribution. Such indirect violations may trigger disqualification of the firm and result in other sanctions, including

[1]

In the case of an Employee Affiliate, the CCO must make a determination that the contribution is not indirectly a contribution by the Employee; i.e. that the Employee Affiliate has an independent basis for the contribution.

possible criminal penalties. If any Employee learns of facts and circumstances suggesting a possible indirect violation, that Employee must report such facts and circumstances to the CCO immediately.

10.10 Periodic Disclosure

In order to ensure compliance with this policy, at least annually, or more frequently as may be determined by the CCO, every Employee must submit to the CCO a disclosure form and certification setting forth all political contributions made by the Employee and his/her Employee Affiliates for the previous two (2) years or confirming that no such contributions have been made. A sample disclosure form is attached as Exhibit H. For each disclosed contribution, Employees must also provide all associated documentation, including invitations, solicitations, correspondence, e–mails, and any cancelled checks and other documents reflecting payment. The CCO may also require that new Employees, upon commencement of employment with or service to the Firm, report to the CCO any political contributions made in the prior two (2) years in order to verify compliance with applicable pay to play laws or regulations.

11. LOBBYING ACTIVITIES

11.1 Introduction

In response to scandals involving alleged and actual misconduct by placement agents and others soliciting government clients, several jurisdictions, including the state of California and New York City, have enacted legislation that requires individuals and entities who communicate with public pension officials, their staffs and certain other government officials on behalf of an investment manager to register as “lobbyists.” When Employees or their Employee Affiliates or, in some cases, outside third parties retained by the Firm, engage in such communications in connection with their positions with, or otherwise on behalf of, the Firm, they and, in some cases, the Firm may become subject to the lobbying requirements of the jurisdiction(s) in which the activity occurred.

Registration as a lobbyist could require Poliwogg and the affected Employee to complete lobbyist registration forms, submit periodic disclosures to the government, and become subject to other regulations, including limitations on contingent compensation. Violations of these laws expose Poliwogg and the affected Employee to potential civil, administrative and criminal fines and penalties, and may result in disciplinary action against the Employee up to and including termination of employment. Thus, it is imperative that Poliwogg be informed of its Employees’ and their Employee Affiliates’ past and present communications to and with elected officials on behalf of Poliwogg, particularly those who have authority with respect to public pension systems.

11.2 Definitions

“Communication” is generally defined broadly in lobbying statutes and may include activities such as the following:

•	speaking in person or by telephone;

•	corresponding by letter, e–mail or other means;

•	responding to questions/inquiries from a government official;

•	testifying or appearing before a governmental agency, commission, authority or other entity in connection with an investment placement, contract, bid or other economic transaction;

•	communicating in order to retain or expand business with an existing governmental client;

•	any other attempt to influence the decision–making of a government official in connection with a placement or investment, or legislative action beneficial to the Firm; or

•	conducting any of these activities through an agent or other third party.

“Government Officials”, depending on the jurisdiction, may include not only elected officials, but also candidates for political office, staff members of elected officials or candidates, managers, employees, staff or other personnel at public pension funds, and those with governing bodies of public pension funds.

11.3 Compliance Requirements and Procedures

Any Employee or Employee Affiliate who wishes to engage in Communication with a Government Official on behalf of Poliwogg must seek, in writing, pre–authorization from the CCO. Such Communication may proceed only upon written confirmation from the CCO.

If a determination is made that an Employee or Employee Affiliate must be registered as a lobbyist in a particular jurisdiction, that Employee or Employee Affiliate may thereafter engage in Communications with Government Officials on behalf of Poliwogg so long as the Employee or Employee Affiliate is a registered lobbyist in good standing in that jurisdiction. The Employee or Employee Affiliate must also comply with all government regulations and additional firm requirements that apply to a registered lobbyist. Information regarding such regulations and requirements will be provided by the CCO to the affected Employee or Employee Affiliate as needed.

Any Employee or Employee Affiliate who has engaged in Communications with a Government Official on behalf of Poliwogg that was not pre–authorized in writing pursuant to this Policy must immediately contact the CCO.

12. REPORTING ILLEGAL OR SUSPICIOUS ACTIVITY

“WHISTLEBLOWER POLICY”

12.1 Policy

Poliwogg is committed to high ethical standards and compliance with the law in all of its operations. Poliwogg believes that its employees are in the best position to provide early identification of significant issues that may arise with compliance with these standards and the law. Poliwogg strives to create an environment in which its employees can report these issues in good faith without fear of reprisal.

All Employees are asked to report illegal activity or activities that are not in compliance with Poliwogg’s formal written policies and procedures, including this Code, to assist Poliwogg in detecting and putting an end to fraud and unlawful conduct. To that end, the whistleblower procedures below have been adopted. The reports under the whistleblower procedures will not be anonymous, but these reports by a reporting Employee will be held confidentially by Poliwogg except in extraordinary and limited circumstances.

Poliwogg expects the exercise of the whistleblower policy to be used responsibly. If an Employee believes that a policy is not being followed because it is merely being overlooked, the normal first recourse should be to bring the issue to the attention of the party charged with the operation of the policy.

12.2 Procedure

In most cases, an Employee should be able to resolve issues or concerns with his or her supervisor. However, instances may occur when this recourse fails or the Employee has legitimate reasons to choose not to notify his or her supervisor. Examples include, but are not limited to, circumstances in which the report involves the Employee’s supervisor or the supervisor fails to respond. In such cases, Poliwogg has established a system for Employees to report illegal activities or non-compliance with Poliwogg formal written policies and procedures.

An Employee who has a good faith belief that a violation of law or failure of compliance may occur or is occurring has a right to come forward and report under this whistleblower policy. “Good faith” does not mean that a reported concern must be correct, but it does require that the reporting Employee believe that he or she is fully disclosing information that is truthful.

Reports may be oral, by telephone or interview, or in writing by letter, memorandum, or e-mail. The Employee making the report must identify himself or herself. The Employee also should clearly identify that the report is being made pursuant to this whistleblower policy and in a context commensurate with the fact that the policy is being invoked (e.g., not in a casual conversation in a lunch room). The report should be made to the following parties, in the order shown:

•	The CCO, unless it would not be appropriate or that officer fails to respond; or

•	A member of Senior Management, as a last resort, particularly if the cause of the initial report persists.

The CCO and legal counsel will consult about the investigation as required. Depending on the nature of the matters covered by the report, an officer may conduct the investigation, or it may be conducted by CCO or by an external party.

The investigation will be conducted diligently by any appropriate action.

Poliwogg understands the importance of maintaining confidentiality of the reporting Employee to make the whistleblower right effective. Therefore, the identity of the Employee making the report will be kept confidential, except to the extent that disclosure may be required by law, a governmental agency, or self-regulatory organization, or as an essential part of completing the investigation determined by the CCO. Any disclosure shall be limited to the minimum required. The Employee making the report will be advised if confidentiality cannot be maintained.

The CCO will follow up on the investigation to make sure that it is completed, that any non-compliance issues are addressed, and that no acts of retribution or retaliation occur against the person(s) reporting violations or cooperating in an investigation in good faith.

Note that submitting a report that is known to be false is a violation of this whistleblower policy.

12.3 SEC Whistleblower Program

The Dodd-Frank Wall Street Reform and Consumer Protection Act provided the SEC with the authority to pay financial rewards to whistleblowers who provide new and timely information about any securities law violation. To be considered for an award, the SEC’s rules require that a whistleblower must voluntarily provide the SEC with original information that leads to the successful enforcement by the SEC of a federal court or administrative action in which the SEC obtains monetary sanctions totaling more than $1 million. The final rules do not require that employee whistleblowers report violations internally in order to qualify for an award.

Under the rules, a whistleblower who provides information to the SEC is protected from employment retaliation if the whistleblower possesses a reasonable belief that the information he or she is providing relates to a possible securities law violation that has occurred, is ongoing, or is about to occur. In addition, the rules make it unlawful for anyone to interfere with a whistleblower’s efforts to communicate with the SEC, including threatening to enforce a confidentiality agreement.

Poliwogg Employees can report a concern directly to the SEC and Poliwogg will not interfere with a whistleblower’s efforts to communicate with the SEC. Further, Poliwogg will comply with the anti-retaliation provisions under the SEC whistleblower rules.

13. OUTSIDE ACTIVITIES

From time to time, Employees may be asked or desire to serve as directors, trustees, officers, general partners, managing members, principals, proprietors, consultants, agents, representatives, or employees of outside organizations. These organizations may include public or private corporations, limited and general partnerships, businesses, family trusts, endowments and foundations.

Service with organizations outside of the Firm may, however, raise regulatory concerns, including creating potential conflicts of interest and providing access to material nonpublic information. As a result, Employees may not accept such requests or assume such duties without prior approval of the CCO in consultation with Poliwogg Adviser’s Senior Management, or in the case of Poliwogg BDC, the officers and directors of Poliwogg BDC, unless such request was made by Poliwogg Adviser or Poliwogg BDC. An outside activities approval request form is attached as Exhibit I.

Prior CCO approval is not required in cases in which Employees serve with charitable foundations, non-profit organizations or civic/trade associations, except where the service involves the provision of or input on investment advice (such as sitting on the investment committee of a non–profit organization).1

In certain instances, Poliwogg may determine that it is in the best interest of Poliwogg BDC for an Employee to serve as an officer or director of an outside organization, including a Portfolio Company. For example, a Portfolio Company held by Poliwogg BDC may be undergoing a reorganization that may affect the value of the company’s outstanding Securities and the future direction of the company. By appointing an officer or director to the board of that Portfolio Company and taking a more active management role, Poliwogg may be in a better position to satisfy its fiduciary obligations to Poliwogg BDC. Appointments as a director or board observer to an entity which is or may become a Portfolio Company are subject to prior approval of the CCO.

As an outside board member or officer, it is critical that Employees coordinate their role with the CCO to ensure appropriate protection of and conduct with respect to any confidential information. First, any Employee who is invited to serve in any capacity with any public or private entity, whether or not such entity is a Portfolio Company, in which they are likely to obtain material, nonpublic information must follow the procedures to safeguard such information set forth in Section 4. Second, if Employee(s) are members of the board of directors of a Portfolio Company, any open–market proposed purchase or sale by Poliwogg BDC of the Securities of that issuer is subject to the prior approval of the CCO in consultation with Senior Management. Finally, in cases where Poliwogg Adviser may have a business relationship with an outside organization or may seek a business relationship in the future, the Employee must be appropriately screened from involvement in any decision by Poliwogg Adviser to enter into or to continue the business relationship with that organization.

Employees are prohibited from engaging in any outside activity described above without the prior approval required for such activity. Approval will be granted on a case–by–case basis, subject to proper consideration and resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues (actual or apparent) can be satisfactorily mitigated or resolved. The CCO shall maintain a log of all outside, whether or not affiliated with Poliwogg, positions and activities of all Employees to monitor for conflicts of interest.

[1]	While service with charitable foundations, non–profit organizations or civic/trade associations is not subject to CCO approval, Employees should advise the CCO of any such engagements. The CCO shall maintain a log of such activities and monitor for conflicts if and as the CCO determines to be reasonably necessary and appropriate.

14. GIFTS AND ENTERTAINMENT

One possible area of fiduciary concern relates to providing or receiving gifts or entertainment from third parties with which Poliwogg Adviser or Poliwogg BDC does business.

As a general rule, no Employee may solicit, give or receive any gift that could influence decision–making or make a person beholden, in any away, to another person or company that seeks to do or is currently doing business with the Firm. In addition, depending upon an Employee’s responsibilities, specific regulatory requirements may dictate the types and extent of gifts and entertainment that Employees may give or receive. Poliwogg is committed to competing solely on the merit of its products and services, and Employees should avoid any actions that create a perception that favorable treatment of outside entities by Poliwogg was sought, received or given in exchange for personal business courtesies.

14.1 Providing Business Gifts/Courtesies

Any Employee who offers a business gift or courtesy must be sure that it cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively upon the Firm. In addition, an Employee may never use personal funds or resources to do something that cannot be done with Firm resources. No Employee should offer or provide any gifts to vendors or third parties (including investment banks, underwriters or other lending entities) with whom or with which the Firm or its affiliates conducts, or is considering conducting, business, without the consent of the Employee’s direct supervisor and the CCO. A gift may include any services or merchandise of any kind or discounts on merchandise or services and other transfers of cash or items of value. This policy does not prohibit the provision of occasional or nominal non–cash gift items, such as holiday gifts, so long as the amount provided by an Employee to any one recipient over a calendar year does not exceed $250. Once the aggregate amount provided or proposed to be provided by an Employee to any one recipient during one calendar year exceeds $250, that Employee will need to report the business courtesy to the CCO and the courtesy will require the consent of the CCO prior to being provided. A sample form for such report is attached as Exhibit J.

Specific requirements and restrictions apply regarding the offering of business courtesies to government officials or employees (both foreign and domestic, including, with respect to foreign government officials, the Foreign Corrupt Practices Act). These laws are complex, extremely restrictive and provide for harsh penalties. Laws, rules and regulations concerning appropriate meals, gifts and entertainment to government officials and employees can also vary depending on government branch, state or other jurisdiction.

It is against Firm policy to offer or give a business courtesy to government or union officials or employees (or any other individual) unless the regulations applicable to that individual permit acceptance of the business courtesy. Accordingly, Employees are prohibited from offering or giving any gift or business courtesy whatsoever to government or union officials or employees without first discussing the matter with the CCO.

If you are unsure of applicable laws, rules and regulations with respect to providing business courtesies in any circumstance, you should consult with the CCO.

14.2 Receiving Business Gifts/Courtesies

No Employee should obtain any material personal benefits or favors because of his or her position with Poliwogg. Each Employee’s decisions on behalf of Poliwogg must be free from undue influence. No Employee shall ask for, or accept, any gifts from vendors or third parties with whom or with which Poliwogg or its Affiliates conducts, or is considering conducting, business, without the consent of the Employee’s direct supervisor and the CCO. A gift may include any services or merchandise of any kind or discounts on merchandise or services and other transfers of cash or items of value. This policy does not prohibit the receipt of occasional or nominal non–cash gift items, such as birthday, wedding, holiday gifts, so long as the amount received by an Employee from any one source over a calendar year does not exceed $250. Once the amount received or to be received by an Employee from any one recipient during one calendar year exceeds $250, then that Employee will need to report the gift to the CCO and the gift will require the consent of the CCO prior to being received.

14.3 Entertainment

The gift policies above are not intended to prohibit the acceptance or provision of normal amenities and entertainment that facilitate the handling of Poliwogg’s business, such as business luncheons, dinners or other non-extravagant activities. Thus, normal and customary entertainment (i.e., business meals and entertainment including concerts, exhibitions or games featuring local sports teams, where the person providing the entertainment is present), that is not “lavish” and does not influence the selection of vendors or third parties with whom Poliwogg conducts business, is acceptable. No Employee may provide or accept extravagant or excessive entertainment to or from any person or entity that does or seeks to do business with or on behalf of Poliwogg. Any entertainment (or other event) that an Employee reasonably expects to exceed $500 in face value must be approved in advance by the CCO. The CCO shall maintain a log of all requests and the determinations made with respect thereto. Any entertainment (or other event) provided by or to an Employee where the person providing the entertainment does not attend should be treated as a “gift” under Section 14.1 and 14.2 above.

If an Employee has any questions with regard to whether certain entertainment is permissible under this policy, the Employee should contact his or her direct supervisor and the CCO.

15. ADMINISTRATION OF CODE

15.1 Importance of Adherence To Procedures

It is very important that all Employees adhere strictly to this Code. Any violations may result in serious sanctions, including dismissal from Adviser.

15.2 Annual Circulation/Certification of Receipt of Code and Amendments

Employees –The CCO will ensure that each new Employee is given a copy of the Code upon commencement of employment. Within 10 days of commencement of employment, each Employee shall sign and submit the acknowledgement set forth hereto as Exhibit K that he or she has read and understands the Code.

Access Persons—Each new Access Person will be notified of their status as an Access Person upon commencement of employment as such. Within 10 days of commencement of employment, each such Access Person shall sign and submit the acknowledgement set forth as Exhibit K.

This Code shall be circulated at least annually to all Employees and Access Persons, and at least annually each Employee and Independent Director shall be asked to certify in writing pursuant to the form attached hereto as Exhibit K that he or she has received and followed this Code.

15.3 Reporting of Violation of the Code

All Employees should report promptly to the CCO any violation of this Code. All such reports will be treated confidentially to the extent permitted by law and Poliwogg shall not retaliate against any individual who reports a violation of this Code.

15.4 Retention of Records

Poliwogg Adviser shall retain all documents produced by the CCO as required by this Code and all documents required to be submitted by Employees under this Code, including all duplicate confirmations and any documents referred to or incorporated therein, as part of the books and records required by the Advisers Act and the rules thereunder.

15.5 Additional Restrictions and Waivers by Poliwogg Adviser and Poliwogg BDC

From time to time, the CCO (or a Compliance Representative), in consultation with Senior Management, may determine that it is in Poliwogg’s best interests for certain Employees or other persons (i.e., consultants and third party service providers) to be subject to restrictions or requirements in addition to those set forth in the Code. In such case, the affected persons will be notified of the additional restrictions or requirements and will be required to abide by them as if they were included in the Code. In addition, under extraordinary circumstances, the CCO (or a Compliance Representative) may, after consultation with Senior Management, grant a waiver of certain of these restrictions or requirements contained in the Code on a case by case basis. In order for an Employee to rely on any such waiver, it must be granted in writing.

Any waiver of the requirements of the Code for executive officers of Poliwogg BDC or a Poliwogg BDC Director may be made only by Poliwogg BDC’s board of directors or a committee of the board, and must be promptly disclosed to shareholders as required by law or relevant exchange rule or regulation.

The CCO shall maintain a log of all requests for exceptions and waivers and the determinations made with respect to such requests.

15.6 Review by the Board of Directors of Poliwogg BDC

The Poliwogg BDC CCO will prepare a written report to be considered by the Poliwogg BDC board of directors (1) quarterly, that identifies any violations of the Code with respect to Poliwogg BDC requiring significant remedial action during the past quarter and the nature of that remedial action; and (2) annually, that (a) describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or procedures based upon Poliwogg BDC’s and/or Poliwogg Adviser’s experience under the Code, then–prevailing industry practices, or developments in applicable laws or regulations, and (c) certifies that Poliwogg BDC and Poliwogg Adviser have each adopted procedures reasonably designed to prevent violations of the Code, and of the federal securities laws in accordance with the requirements of the Advisers Act and the Investment Company Act.

The board of directors of Poliwogg BDC will also be asked to approve any material changes to the Code within six (6) months after the adoption of such change, based on a determination that the Code, as amended, contains policies and procedures reasonably designed to prevent violations of the federal securities laws.

15.7 Questions

Any questions regarding this Code should be referred to the CCO.

Exhibit A

POLIWOGG ADVISERS, LLC

POLIWOGG REGENERATIVE MEDICINE FUND, INC.

Request for Pre-approval of Purchase or Sale of a Reportable Security

Access Person	Account Name:

Date	Buy	Sell	Shares/ Amount	Security Name	Symbol	Broker	Price

I confirm that I am not in possession of any Inside Information (as defined in the Code of Ethics) concerning this security or its issuer.

Access Person Signature:

Who should submit this form?	What trades require approval?

All Access Persons	All Reportable Securities, including stocks, bonds, options, except IPOs, Private Placements (use Limited Investment Opportunity Form instead)

What trades do not require approval? CDs, commercial paper, open-end mutual funds, banker acceptances and U.S. government bonds

When should this form be submitted?	Are short-term trades acceptable?

Before the trade is placed.	Access Persons are expected to not trade for short-term profits.

Whose trades are covered?	Are contrary positions acceptable?

Trades for all Access Person Accounts, including any account in which an Access Person has a beneficial interest and each and every account for which an Access Person, an Access Person’s spouse, minor child or other dependent influences or controls investment decisions.	Contrary positions will not be approved except in special circumstances.

A-1

How long is approval valid?	How is approval granted?

The trade must be executed on the day approval is given.	If approved, a copy of this form will be delivered to the Access Person promptly and may be preceded by electronic confirmation and approval.

Who grants the approval?

The Chief Compliance Officer.

Approval

Approval has been granted for the above transaction(s) in accordance with the current Code of Ethics.

Chief Compliance Officer	Date and Time Stamp

☐ If you wish to take a position contrary to Poliwogg BDC (i.e., by requesting approval to sell a security purchased and still held by Poliwogg BDC or to purchase a security recently sold by Poliwogg BDC), please explain below:

A-2

Exhibit B

POLIWOGG ADVISERS, LLC

POLIWOGG REGENERATIVE MEDICINE FUND, INC.

Request for Pre-approval of Purchase or Sale of a Limited Investment Opportunity

Access Person	Account Name:

Estimated Date of Transaction	Buy	Sell	Shares/ Amount	Security Name	Broker	Price

Who should submit this form?	What trades require approval?

All Access Persons	Private Placements, IPOs and other Limited Investment Opportunities

When should this form be submitted?	Are short-term trades acceptable?

Before the trade is placed.	Access Persons are expected to not trade for short-term profits.

Whose trades are covered?	Are contrary positions acceptable?

Trades for all Access Person Accounts, including any account in which an Access Person has a beneficial interest and each and every account for which an Access Person, an Access Person’s spouse, minor child or other dependent influences or controls investment decisions.	Contrary positions will not be approved except in special circumstances.

How long is approval valid?	How is approval granted?

The trade must be executed on the day approval is given.	If approved, a copy of this form will be delivered to the Access Person promptly and may be preceded by electronic confirmation and approval.

Who grants the approval?

The Chief Compliance Officer.

B-1

I confirm that I am not in possession of any Inside Information (as defined in the Code of Ethics) concerning this security or its issuer.

Access Person Signature:

Approval

Approval has been granted for the above transaction(s) in accordance with the current Code of Ethics.

Chief Compliance Officer	Date and Time Stamp

☐ If you wish to take a position contrary to Poliwogg BDC (i.e., by requesting approval to sell a security purchased and still held by Poliwogg BDC or to purchase a security recently sold by Poliwogg BDC), please explain below:

B-2

EXHIBIT C

POLIWOGG ADVISERS, LLC

POLIWOGG REGENERATIVE MEDICINE FUND, INC.

Initial Report of Securities Holdings and Accounts

(complete within ten days of becoming an Access Person)

Access Person:	Date:

In accordance with Poliwogg’s policies and procedures, please indicate whether you maintain securities accounts over which you have influence or control and/or in which any securities are held for which you have Beneficial Ownership (as defined in the Code). Securities Accounts include accounts of any kind held at a broker, bank, investment advisor, or money manager.

☐ I do maintain Securities Accounts.

☐ I do not maintain Securities Accounts.

If you indicated above that you do maintain Securities Accounts, please provide the information in the following table (use additional paper if necessary).

Note: In lieu of completing this report, you may attach duplicate copies of your most recent brokerage or custodian statements provided they are current within 45 days of the date of this report and sign below certifying that all required information has been provided.

1.	Holdings

Name of Reportable Security	Type of Security	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.	Private Investments[1]

Description of Private Investment	Value of Private Investment	Approximate Acquisition Date	Does the private investment involve a company that has publicly traded debt or equity (Yes/No)

3.	Brokerage / Custody Accounts

Account Name	Broker/Institution Name	Account Number	Broker/Institution’s Address	Is this account managed by a 3rd party (such as an investment adviser) on a fully discretionary basis in which you do not direct any transactions? (Yes/No)

[1]	The term private investment is typically defined as an intangible investment and is very broadly construed. Examples of private investments may include equity in a business or company, a loan to a business or company, an investment in a hedge fund or limited partnership, or securities held in your home or in a safe deposit box. Examples of investments that generally are not considered private investments are your primary residence, vacation home, automobiles, artwork, jewelry, antiques, stamps, and coins.

I certify that this form is accurate and complete and I have attached statements (if any) for all of my Securities Accounts.

Signature:

Reviewed by:

Print Name:	(the Chief Compliance Officer)

Signature:

Date:

EXHIBIT D

POLIWOGG ADVISERS, LLC

POLIWOGG REGENERATIVE MEDICINE FUND, INC.

Quarterly Transaction Report

(complete within 30 days of the      quarter of 20    )

Access Person:	Date:

Please check the appropriate box:

☐ I have no personal securities transactions to report for the most recent calendar quarter.

☐ I submit the following information concerning transactions during the most recent calendar quarter in securities or accounts in which I have or had direct or indirect Beneficial Ownership (other than exempt transactions effected in an account over which I had no direct or indirect influence or control).

Note: In lieu of completing this Report, you may attach duplicate copies of all of your brokerage or custodian statements for the quarter and sign below certifying that all required information has been provided.

1.	Transactions in Reportable Securities

Name of Security	Ticker Symbol or CUSIP	Broker	Number of Shares/ Principal Amount	Interest Rate & Maturity Date	Nature of Transaction (i.e, buy, sale)	Transaction Price	Date

2.	Transactions in Limited Offerings (Includes Private Placements, Hedge Funds, IPOs and Other Offerings Not Publicly Available)

Name of Security	Ticker Symbol or CUSIP	Broker	Number of Shares/ Principal Amount	Interest Rate & Maturity Date	Nature of Transaction (i.e, buy, sale)	Transaction Price	Date

D-1

3.	Brokerage / Custody Accounts Opened During Quarter

Account Name	Broker/Institution Name	Account Number	Broker/Institution’s Address	Is this account managed by a 3rd party (such as an investment adviser) on a fully discretionary basis in which you do not direct any transactions? (Yes/No)

I certify that this form is accurate and complete, all transactions required to be reported under the Code are listed above or on attached monthly brokerage account statements and that I have reported all reportable accounts established with a broker, dealer or bank during the quarter and I have attached statements (if any) for all of my Securities Accounts.

Signature:

Reviewed by:

Print Name:	(the Chief Compliance Officer)

Signature:

Date:

D-2

EXHIBIT E

POLIWOGG ADVISERS, LLC

POLIWOGG REGENERATIVE MEDICINE FUND, INC.

Annual Holdings Report

(to be accurate within 45 days of submission)

Access Person:	Date:

Note: In lieu of completing this report, you may attach duplicate copies of your most recent brokerage or custodian statements provided they are current within 45 days of the date of this report and sign below certifying that all required information has been provided.

1.	Holdings

Name of Reportable Security	Type of Security	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.	Private Investments[1]

Description of Private Investment	Value of Private Investment	Approximate Acquisition Date	Does the private investment involve a company that has publicly traded debt or equity (Yes/No)

[1]	The term private investment is typically defined as an intangible investment and is very broadly construed. Examples of private investments may include equity in a business or company, a loan to a business or company, an investment in a hedge fund or limited partnership, or securities held in your home or in a safe deposit box. Examples of investments that generally are not considered private investments are your primary residence, vacation home, automobiles, artwork, jewelry, antiques, stamps, and coins.

E-1

3.	Brokerage / Custody Accounts

Account Name	Broker/Institution Name	Account Number	Broker/Institution’s Address	Is this account managed by a 3rd party (such as an investment adviser) on a fully discretionary basis in which you do not direct any transactions? (Yes/No)

I hereby certify that during the calendar year              I have complied with my obligations under the Code of Ethics as in effect during that period, including the obligations not to purchase or sell Securities on the basis of “insider information” and to provide Poliwogg with duplicate confirmations and quarterly report reflecting all Personal Securities Transactions.

Signature:

Reviewed by:

Print Name:	(the Chief Compliance Officer)

Signature:

Date:

E-2

EXHIBIT F

POLIWOGG ADVISERS, LLC

POLIWOGG REGENERATIVE MEDICINE FUND, INC.

Personal Trading Account—Letter of Direction

FOR ACCESS PERSON ACCOUNTS:

To Whom This May Concern:

I,                      (print name), currently maintain an investment account with your institution, and hereby request that duplicate trade confirmations and monthly account statements be disseminated to my employer, [Poliwogg Advisers, LLC/Poliwogg Regenerative Medicine Fund, Inc.], at the following address:

Attn: Chief Compliance Officer

Poliwogg Advisers, LLC

2420 Lexington Avenue, Suite 920

New York, New York 10170

If you should have any questions, please do not hesitate to contact me. Thank you for your cooperation.

Sincerely,

NAME:

FOR ACCESS PERSON ACCOUNTS:

To Whom This May Concern:

I,                      (print name), currently maintain an investment account with your institution. Due to my relationship with                      (print Employee’s name) who is an employee of [Poliwogg Advisers, LLC/Poliwogg Regenerative Medicine Fund, Inc.], I hereby request that duplicate trade confirmations and monthly account statements be disseminated to the following address:

Attn: Chief Compliance Officer

Poliwogg Advisers, LLC

2420 Lexington Avenue, Suite 920

New York, New York 10170

If you should have any questions, please do not hesitate to contact me. Thank you for your cooperation.

Sincerely,

NAME:

F-1

Attachment G

POLIWOGG ADVISERS, LLC

POLIWOGG REGENERATIVE MEDICINE FUND, INC.

Political Contribution Pre-Clearance Form

Instructions: Complete Sections I, II and III of the form. Documentation supporting or explaining the political contribution (if any) must be attached and provided directly to the Chief Compliance Officer.

I. Political Contribution Details

Name of Elected Official or Candidate

Office or Role of Elected Official/Candidate within the government entity

State, Local or Municipal Government that the Elected Official/Candidate represents

Amount of intended political contribution

NOTE: This is subject to the following di minimus

•	Political contribution of $350 or less (in aggregate, per election), provided you ARE entitled to vote for the government official

•	Political contribution of $150 or less (in aggregate, per election), in the event you ARE NOT entitled to vote for the government official.

Name of individual (or entity) who will make the political contribution

Approximate date on which the political contribution will be made:

G-1

II. Related Issues

Have you, your spouse and any other immediate family member(s) made prior political contributions to the above-reference Elected Official/Candidate?

☐ Yes ☐ No

If yes, explain:

Are you aware of any relationship (including ongoing marketing efforts) between Poliwogg and the State, Local or Municipal government represented by the above-referenced Elected Official/Candidate?

☐ Yes ☐ No

If yes, explain:

III. Additional Detail

Please use the space provided below to describe any additional details which may be relevant to the Chief Compliance Officer’s review of the proposed political contribution:

IV. Recommended Response or Course of Action to be Taken

To be completed by Chief Compliance Officer

Describe recommended course of action to be taken:

G-1

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name of Employee:

Signature:

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:

Print Name:	(the Chief Compliance Officer)

Signature:

Date:

G-1

EXHIBIT H

POLIWOGG ADVISERS, LLC

POLIWOGG REGENERATIVE MEDICINE FUND, INC.

POLITICAL CONTRIBUTION DISCLOSURE FORM

Instructions: Employees must disclose to Poliwogg certain political contributions1 made within 2 years prior to their hire date. Use this form to disclose any political contributions you made, directly or indirectly, over the past two years to government entities or officials (including candidates) and any direct or indirect payments to state or local political parties and political action committees.

Name of individual (or entity) that made the Contribution:

Name of candidate/political party/political action committee to whom Contribution was made (for candidates, include name, title and any city/county/state/federal or other political subdivision affiliation):

Date and form of Contribution (e.g., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks or sought election:

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

$

To the best of your knowledge, did or does the position to which the candidate sought election or the position held by the candidate at the time of the election: (a) involve direct or indirect responsibility for,

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Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other Family Members living in your household

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or confer the ability to influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

             Yes                 No

Have your spouse, domestic partner, minor children or other immediate family members living in your household made Contributions to the above referenced official/candidate?

             Yes                 No

If yes, please provide details of such Contribution:

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) none of the Contributions or payments set forth above was made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

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EXHIBIT I

POLIWOGG ADVISERS, LLC

POLIWOGG REGENERATIVE MEDICINE FUND, INC.

Employee Outside Affiliation/ Outside Business Form

1.	Name of company:

2.	Nature of business:

3.	Functions to be performed:

4.	Is the company:

☐ Privately Held            ☐ Publicly Traded

If publicly traded, where is its common stock traded (NYSE, AMEX, NASDAQ)?

5.	Will you have any position as a company officer? ☐ Yes ☐ No

6.	Position:

Amount of time to be spent:

7.	Has Poliwogg asked you to serve as director? ☐ Yes ☐ No

(If no, please explain your reasons for wanting to serve as director)

8.	Do you provide or have you provided any service to the company which would conflict with your duties at Poliwogg? ☐ Yes ☐ No

If yes, please describe:

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9.	Will you receive any director’s fees or other form of compensation (direct/indirect)?

☐   Yes            ☐  No

a.) Amount:

b.) Is this amount standard (same for all directors)?    ☐  Yes        ☐  No

If no, describe how and why it differs:

10	Does Polliwog or any subsidiaries do any business (e.g., brokerage, advisory, etc.) with the company? ☐ Yes ☐ No

If yes, please provide specifics:

Employee	Compliance

Name:	Name:

(Please Print)	(Please Print)

Signature:	Signature:

Date:	Date:

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EXHIBIT J

POLIWOGG ADVISERS, LLC

POLIWOGG REGENERATIVE MEDICINE FUND, INC.

NOTIFICATION OF BENEFITS/GIFTS IN EXCESS OF $250

Instructions: Employees are required to complete this form and provide a copy to the Chief Compliance Officer in the event they have received/provided any gift from/to any of Poliwogg’s third-party business contacts in excess of $250.

1. This Notification Form Relates to (check all that apply):

☐ Gift(s)             ☐ Gratuity(ies)

2. Name of Employee:

3. Employee was the party that:

☐ Received the Gift/Gratuity                                                      ☐ Provided the Gift/Gratuity

4. Third Party(ies) Involved (e.g., Name of Company, Name of Investor):

6. Date Gift, Gratuity was Received/Provided:

7. Provide General Description of Gift, Gratuity and Approximate Value:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:	Date:

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:

Name:	Date:

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EXHIBIT K

POLIWOGG ADVISERS, LLC

POLIWOGG REGENERATIVE MEDICINE FUND, INC.

Acknowledgment And Certification

Code Of Ethics

I hereby certify to Poliwogg Advisers, LLC and Poliwogg Regenerative Medicine Fund, Inc. (collectively, “Poliwogg”) that:

1.	I have received and reviewed Poliwogg’s Code of Ethics, including the Personal Investment Policy, Inside Information Policy and the Gifts, Entertainment, Political Contributions and Outside Activity Policy (the “Code”);

2.	To the extent I had questions regarding any policy or procedure contained in the Code, I received satisfactory answers to those questions from appropriate Poliwogg personnel;

3.	I fully understand the policies and procedures contained in the Code;

4.	I understand and acknowledge that I am subject to the Code;

5.	I will comply with the policies and procedures contained in the Code at all times during my association with Poliwogg, and agree that the Code may, under certain circumstances, continue to apply to me subsequent to the termination of my association with Poliwogg.

6.	I understand and acknowledge that if I violate any provision of the Code, I will be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (a) a warning; (b) disgorgement of profits; (c) imposition of a fine, which may be substantial; (d) demotion, which may be substantial; (e) suspension of employment, with or without pay; (f) termination of employment; or (g) referral to civil or governmental authorities for possible civil or criminal prosecution. I further understand that, to the extent I would otherwise be eligible for a discretionary bonus, if I violate the Code this may reduce or eliminate the discretionary portion of my bonus.

Date:
Signature

Print Name

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